EXHIBIT 4.1

STOCKHOLDERS’ AGREEMENT

DATED AS OF

JUNE 18, 2004

AMONG

NOVUS CAPITAL, INC.

AND

THE STOCKHOLDERS PARTY HERETO

i

TABLE OF CONTENTS

(continued)

ii

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Stockholders Agreement”) is entered into as of June 18, 2004, among Novus Capital, Inc., a Delaware corporation and successor by conversion of Novus Capital LLC, a Delaware limited liability company (the “Company”), and the securityholders listed on the signature pages hereto or who become a party to this Stockholders Agreement after the date hereof pursuant to the terms hereof (the “Stockholders”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions.

(a) The following terms, as used herein, have the following meanings:

“Accredited Investor” means an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act or any successor rule then in effect.

“Adverse Person” means any Person who, either directly or through an Affiliate, conducts a significant part of their business in direct competition with the Company or any of its Subsidiaries or is in litigation or a dispute with the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole; provided, however, that for purposes of this Stockholders Agreement, none of J.P. Morgan Chase & Co. or any entity of which J.P. Morgan Chase & Co. holds all of the voting interests shall be deemed an Adverse Person.

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (ii) a partner, member or stockholder of any Stockholder, or (iii) any spouse, domestic partner, child, grandchild, parent, grandparent or sibling of a Stockholder or a trust or other entity for their benefit; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Bylaws” means the bylaws of the Company, as it may be amended from time to time.

“Capital Z” means, collectively, Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. and, in each case, Permitted Transferees thereof.

“Change of Control Liquidity Event,” with respect to any Management Stockholder, shall have the meaning ascribed to it in the Restricted Stock Agreement to which such Management Stockholder is a party.

“Charter” means the Certificate of Incorporation of the Company, as it may be amended from time to time.

“Class A Common Stock” means the Company’s authorized shares of class A common stock, par value $0.01 per share, and any stock into which such Class A Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Common Stock” means the Company’s authorized shares of common stock, par value $0.01 per share, and any stock into which such Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Common Stock Equivalents” means, without duplication, any rights, warrants, options, convertible securities (including the Preferred Stock and Class A Common Stock) or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.

“Company Entity” means the Company or one of its Subsidiaries.

“Company Securities” means (i) the Common Stock, (ii) any Common Stock Equivalents issued by the Company and (iii) any other capital stock issued by the Company.

“Corporate Transaction” means any exchange, reclassification, or other conversion of shares of Common Stock or Common Stock Equivalents into any cash, securities, or other property pursuant to a merger or consolidation of the Company or any Subsidiary of the Company with any Person.

“Corsair” means J.P. Morgan Capital, L.P. and J.P. Morgan Corsair II Capital Partners, L.P. and, in each case, Permitted Transferees thereof.

“Defaulting Investor” has the meaning given to such term in the Subscription Agreement or the Founders Subscription Agreement.

“Founders Subscription Agreement” means the Founders Subscription Agreement dated as of June 17, 2004, among the Company and the parties thereto regarding the subscription to purchase shares of Preferred Stock.

“Fully-Diluted Common Stock” means, at any time, the then outstanding Common Stock plus (without duplication) all shares of Common Stock issuable, whether at such time, upon the passage of time, or the occurrence of future events, upon the exercise, conversion, or exchange of (a) all then outstanding Common Stock Equivalents and (b) shares of Preferred Stock that are not then outstanding but issuable pursuant to the Subscription Agreement or the Founders Subscription Agreement. If any Common Stock Equivalents are subject to vesting or forfeiture, such Common Stock Equivalents shall be included in this definition only to the extent that such Common Stock Equivalents have vested or are no longer subject to forfeiture, as the case may be.

“Initial Public Offering” means the first Public Offering of Common Stock after the date hereof.

“Initial Investors” means Investors that acquired shares of Preferred Stock pursuant to the Subscription Agreement or the Founders Subscription Agreement or in the Follow-on Offering and Permitted Transferees thereof.

“Investors” means the Stockholders other than the Management Stockholders; provided that with respect to a Management Stockholder that holds Preferred Stock, such Management Stockholder will be deemed to be an Investor with respect to the shares of Preferred Stock held by such Management Stockholder and; provided, further, that (a) if an IRR Release Date has occurred, then Management Stockholders for which such IRR Release Date has occurred shall be deemed to be Investors and (b) if a Transfer that is made in accordance with Section 4.04 would result in a Change of Control Liquidity Event, then the Management Stockholders for which the Transfer would be a Change of Control Liquidity Event shall be deemed to be an Investor for the purposes of such section.

“IRR Release Date,” with respect to any Management Stockholder, shall have the meaning ascribed to it in the Restricted Stock Agreement to which such Management Stockholder is a party.

“Issued Preferred Stock” means the aggregate number of shares of Preferred Stock (or the Common Stock into which such shares may be converted) that have been issued to the Investors pursuant to the Subscription Agreement.

“Management Stockholders” means (i) the individuals named as Management Stockholders on the signature pages hereof, (ii) the individuals who are employees of, or consultants to, the Company or its Subsidiaries and become a party to this Stockholders Agreement after the date hereof pursuant to the terms hereof (as listed on Schedule A hereto, as amended by the Company to reflect changes in the Management Stockholders from time to time), and (iii) if any individual described in clause (i) or (ii)

above shall hereafter Transfer any of his, her or its Company Securities to one or more of his, her or its Permitted Transferees, then such Permitted Transferees; provided that, in each case specified in subparagraphs (i), (ii) and (iii) above, a Management Stockholder shall retain his, her or its status as a Management Stockholder for purposes of this Agreement for so long as such member either (a) is a member of the management of the Company or (b) holds Common Stock or Common Stock Equivalents.

“NASD” means the National Association of Securities Dealers, Inc.

“Northwestern” means The Northwestern Mutual Life Insurance Company and Permitted Transferees thereof.

“Och-Ziff” means OZ Master Fund, Ltd. and Permitted Transferees thereof.

“Permitted Transferee” means, (a) with respect to any Stockholder that is an individual, any spouse, domestic partner, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Stockholder or a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only such Stockholder and any spouse, domestic partner, lineal descendant, sibling, parent or heir of such Stockholder, and (b) with respect to any Stockholder that is an entity, any general or limited partner, member, stockholder or Affiliate of such Stockholder, or to a trust the beneficiaries of which include only such general or limited partner, member, stockholder or Affiliate; provided that, with respect to any Stockholder that is an entity, a Transfer to the general or limited partners, members or stockholders of such entity shall not be deemed to be a Transfer to a Permitted Transferee unless the Transfer is made on a pro rata basis to all such partners, members or stockholders.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Public Offering” means the sale of Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

“Qualified IPO” means a firm commitment underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act where both (i) after giving effect to such transaction, more than twenty percent (20%) of the fully-diluted Common Stock of the Company is publicly held and (ii) upon consummation of such offering, the Common Stock is listed on the New York Stock Exchange or authorized to be quoted and/or listed on The Nasdaq National Market.

“Registrable Securities” means at any time the Common Stock owned by any Stockholder (including, without limitation, shares of Common Stock issued or issuable upon the conversion or exercise of any Common Stock Equivalents), whether owned on the date hereof or acquired hereafter; provided, however, that Registrable Shares shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, (ii) which have been sold pursuant to Rule 144, or (iii) that at such time, are not Released Shares as defined in the applicable Restricted Stock Agreement.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters to be provided pursuant to Section 5.05(h) hereof), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and out-of-pocket expenses of one counsel to the Stockholders participating in the offering selected by the Stockholders holding the majority of the Registrable Securities to be sold for the account of all Stockholders in the offering, (ix) fees and expenses in connection with any review by the NASD of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter” or other independent appraiser participating in any offering pursuant to section 3 of Schedule E to the Bylaws of the NASD, including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expense of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xv) all other costs and expenses incurred by the Company or its officers in connection with their compliance with Section 5.05(m) hereof.

“Restricted Stock” means the shares of Class A Common Stock issued to a Management Stockholder, or a predecessor in interest thereof, and subject to a Restricted Stock Agreement.

“Restricted Stock Agreement” means a Restricted Stock Agreement between a Management Stockholder and the Company.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shawmut” means Shawmut Equity Partners, L.P. and Permitted Transferees thereof.

“Subsidiary” means, with respect to the Company, any Person in which the Company owns at least fifty-one percent (51%) of the voting control or economic interests and which is an operating subsidiary of the Company.

“Subscription Agreement” means the Subscription Agreement dated as of June 17, 2004, among the Company and the parties thereto regarding the subscription to purchase shares of Preferred Stock.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, however, that none of (A) a pledge of such Company Securities to the Company or to a lender of a Company Entity as security for such Company Entity’s obligations, (B) a transfer pursuant to Section 2.3 of the Subscription Agreement or Section 2.3 of the Founders Subscription Agreement, (C) the exercise of the Company’s remedies under the Stock Pledge Agreements or (D) forfeiture pursuant to a Restricted Stock Agreement shall constitute a Transfer for purposes hereof.

“Warrant” means the warrants to purchase Preferred Stock issued as of the date hereof by the Company to certain Stockholders in connection with their purchase of Preferred Stock.

(b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Acceptance	4.01(a)
Accepting Holders	4.01(a)
Audit Committee	2.07
Board Observer	2.08
Company	Preamble
Compensation Committee	2.06
Co-Seller	4.04(a)
Damages	5.06
Demand Maximum Offering Size	5.01(e)
Demand Registration	5.01(a)
Drag Sale	4.04(a)
Drag Seller	4.04(a)
Follow-on Offering	4.01(c)
Indemnified Party	5.08
Indemnifying Party	5.08
Inspectors	5.05(g)
Investment Committee	2.05
Offeree	4.01(a)
Offer Notice	4.01(a)
Offered Securities	4.01(a)
Option	4.02(b)
Option Holders	4.02(a)
Participating Holders	4.01(b)
Piggyback Maximum Offering Size	5.02(b)
Piggyback Registration	5.02(a)
Preemptive Rights Offer	4.01(a)
Preemptive Rights Transaction	4.01(a)
Records	5.05(g)
Registering Stockholders	5.01(a)(ii)
Remaining Securities	4.01(b)
Requesting Stockholders	5.01(a)
Second Offer	4.01(b)
Second Offer Period	4.01(b)
Second Offer Securities	4.01(b)
Stock Pledge Agreements	2.09
Stockholders	Preamble
Stockholders Agreement	Preamble
Tag Offer	4.03
Tag Notice	4.03
Tag Sale	4.03
Tag Seller	4.03
Transferor	4.02(a)
Transferor’s Notice	4.02(a)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Stockholders Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Stockholders Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Stockholders Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Stockholders Agreement are hereby incorporated and made a part hereof and are an integral part of this Stockholders Agreement. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Stockholders Agreement as if set forth in full herein. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Stockholders Agreement.

Gender and Number. Any reference in this Stockholders Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Stockholders Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Stockholders Agreement. All references in this Stockholders Agreement to any “Section” are to the corresponding Section of this Stockholders Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Stockholders Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

ARTICLE 2

CORPORATE GOVERNANCE

SECTION 2.01. Composition of the Board.

(a) Subject to the succeeding sentences of this Section 2.01(a) and Sections 2.02 and 2.03, the Board shall consist of five (5) directors, comprised of: (i) two directors designated by Capital Z; (ii) one (1) director, who shall be the Chief Executive Officer of the Company; (iii) one (1) director designated by Corsair and (iv) one director designated by Northwestern to the extent that Northwestern notifies the Company within thirty (30) days after the date hereof of its election to designate a director; provided, however, that in the event that Northwestern either fails to notify the Company of its election to designate a director within such thirty (30) day period or notifies the Company of its decision to not designate a director, then the remaining director shall be appointed by the Board. Notwithstanding the foregoing, (A) at such time that Capital Z holds less than ten percent (10%) of its Issued Preferred Stock, Capital Z shall be entitled to designate one (1) director, (B) at such time that Capital Z holds less than five percent (5%) of its Issued Preferred Stock, Capital Z shall no longer be entitled to designate a director, (C) at such time that Corsair holds less than five percent (5%) of its Issued Preferred Stock, Corsair shall no longer be entitled to designate a director, (D) at such time that Northwestern holds less than five percent (5%) of its Issued Preferred Stock, Northwestern shall no longer be entitled to designate a director and (E) at such time that any of Capital Z, Corsair or Northwestern becomes a Defaulting Investor, such Defaulting Investor shall no longer be entitled to designate any directors.

(b) Each Stockholder agrees that, if at any time he, she or it is then entitled to vote for the election of directors to the Board, he, she or it shall vote all of his, her or its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(c) The Company agrees to cause each individual designated pursuant to Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board and to take all other necessary actions (including calling a special meeting of the Board and/or stockholders) to ensure that the composition of the Board is as set forth in this Section 2.01.

SECTION 2.02. Withdrawal and Removal. Directors may resign at any time. A director appointed by Capital Z may be removed at any time for any reason or no reason upon the written direction of Capital Z, effective upon the delivery of such written direction by Capital Z. A director appointed by Corsair may be removed at any time for any reason or no reason upon the written direction of Corsair, effective upon the delivery of such written direction by Corsair. A director designated by Northwestern may be removed at any time for any reason or no reason upon the written direction of Northwestern. Upon any person’s ceasing to be the Chief Executive Officer of the

Company, including but not limited to, as a result of the resignation, renewal or termination of such person, such person shall immediately be removed as a director. If any parties entitled to designate any directors request that any of their respective designees be removed as a director, each of the Stockholders shall vote all of his, her or its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action, to remove such designee. Each Stockholder agrees that it shall not vote any of its Company Securities in favor of, or take any other action related to, the removal of any director who shall have been designated pursuant to Section 2.01 unless the Person(s), if any, entitled to designate such director shall have consented to such removal in writing or unless requested by such Person(s) pursuant to this Section 2.02. If any party’s right to designate directors shall be reduced by one or more directors, such party shall promptly cause a number of directors designated by it equal to the number by which such right to designate was reduced to resign from the Board.

SECTION 2.03. Vacancies. If, as a result of death, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board (other than the director position to be held by the Chief Executive Officer of the Company), the party entitled to designate such director pursuant to Section 2.01 shall have the power to designate a person to fill such vacancy, whereupon each of the Stockholders agrees to take such action as is necessary to promptly elect such person to fill such vacancy (including, if necessary, calling a special meeting of the stockholders (or effecting a written consent in lieu thereof) and voting all Company Securities that are entitled to vote or execute proxies or written consents to accomplish such result). If, prior to or following his or her election to the Board, the Chief Executive Officer of the Company shall be unable or unwilling to serve as a director of the Company, shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, or shall cease to be the Chief Executive Officer of the Company for any reason, then the Board, by majority vote of the remaining Board members, shall elect a replacement designee to fill the unexpired term; provided, however, that at such time as the Chief Executive Officer of the Company shall be able and willing to serve as a director such replacement designee shall be removed (and each of the Stockholders shall vote all of his or her or its Company Securities that are entitled to vote or execute proxies or written consents in favor of such removal) and the Chief Executive Officer shall be appointed by the Board to fill such vacancy.

SECTION 2.04. Charter or Bylaw Provisions. Each Stockholder agrees to vote all of his, her or its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Company’s Charter and Bylaws (a) facilitate, and do not at any time conflict with, any provision of this Stockholders Agreement and (b) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Stockholders Agreement.

SECTION 2.05. Investment Committee. There shall be established and maintained at all times during the term of this Stockholders Agreement an

Investment Committee of the Company (the “Investment Committee”), which shall approve all investments determined by the Investment Committee to require approval pursuant to criteria it may establish and conduct a regular review of the performance and policies relating to the Company’s investments. The Investment Committee will require unanimous agreement for all matters unless all of the members of the Investment Committee determine otherwise. The Investment Committee will initially be comprised of three (3) members, one (1) of whom shall be appointed by Capital Z, one (1) of whom shall be the Chief Executive Officer, and one (1) of whom shall be the Chief Investment Officer. Notwithstanding the foregoing, the right of Capital Z to appoint a member of the Investment Committee shall terminate at such time that Capital Z ceases to hold less than fifteen percent (15%) of its Issued Preferred Stock.

SECTION 2.06. Compensation Committee. There shall be established and maintained at all times during the term of this Stockholders Agreement a Compensation Committee of the Board (the “Compensation Committee”), which shall be comprised of three (3) directors, one (1) of whom shall be appointed by Capital Z, one (1) of whom shall be the Chief Executive Officer and one (1) of whom shall be appointed by a majority vote of the Board. Notwithstanding the foregoing, the right of Capital Z to appoint a member of the Compensation Committee shall terminate at such time that Capital Z is no longer entitled to designate a director to the Board, in which case, the resulting vacancy on the Compensation Committee shall be filled by the vote of a majority vote of the Board. The Compensation Committee will (i) determine the compensation of all senior employees and consultants of the Company (including salary, bonus, equity participation and benefits) consistent with compensation of companies similar to the Company and (ii) approve the issuance of any Company Securities pursuant to any employee compensation plan; provided that no member of the Compensation Committee may vote on his own compensation or equity grant. The compensation of senior employees and consultants shall be reviewed by the Compensation Committee on an annual basis.

SECTION 2.07. Audit Committee. There shall be established and maintained at all times during the term of this Stockholders Agreement an Audit Committee of the Board (the “Audit Committee”), which shall be comprised of three (3) directors, one (1) of whom shall be appointed by Capital Z and two (2) of whom shall be appointed by a majority vote of the Board. Notwithstanding the foregoing, the right of Capital Z to appoint a member of the Audit Committee shall terminate at such time that Capital Z is no longer entitled to designate a director to the Board, in which case, the resulting vacancy on the Audit Committee shall be filled by the vote of a majority vote of the Board. The Audit Committee shall determine the Company’s audit policies, review audit reports and recommendations made by the Company’s internal audit staff and its independent auditors, meet with the Company’s independent auditors, oversee the independent auditors, and recommend the Company’s engagement of independent auditors.

SECTION 2.08. Board Observers. Och-Ziff, so long as it holds not less than five percent (50%) of its Issued Preferred Stock, Northwestern, so long as it holds not less than five percent (5%) of its Issued Preferred Stock and has elected not to designate a director pursuant to Section 2.01, and Shawmut, so long as it holds not less than five percent (5%) of its Issued Preferred Stock, shall each have the right to designate one (1) person (a “Board Observer”) to attend each meeting of the Board and committees thereof, provided that any such Board Observer may elect to attend any such meeting telephonically. The Company will send to Och-Ziff, Northwestern and Shawmut, if applicable, the notice of the time and place of any meetings in the same manner and at the same time as notice is sent to directors. So long as either Och-Ziff, Northwestern or Shawmut is entitled to designate a Board Observer pursuant to the first sentence hereof, the Company will provide to Och-Ziff, Northwestern and Shawmut, as the case may be, copies of all notices, reports, minutes, consents, request for consents and other documents and materials at the time and in the manner as they are provided to the Board. The Company may require Och-Ziff, Northwestern and Shawmut and/or their respective designees to execute and deliver a confidentiality agreement reasonably acceptable to the Company prior to delivering any proprietary or confidential information about the Company to Och-Ziff, Northwestern or Shawmut or their respective designees. Notwithstanding anything in this Section 2.08 to the contrary, the Board and its committees shall retain the discretion to exclude such designee from any part of a Board or committee meeting and to screen such designee from any Board or committee materials of a written nature, if the Board or committee so acting reasonably and in good faith concludes that such exclusion is necessary to (1) preserve the attorney-client privilege, or (ii) in light of a material conflict of interest between the Company and the investor designating such designee with respect to the subject matter of such meeting or materials.

SECTION 2.09. Matters Requiring Board Authorization. The affirmative vote of a majority of the Board shall be required for the following actions to be taken by the Company, except to the extent provided for in the Company’s annual budget approved in accordance with this Section 2.09:

(a) the hiring and firing of executive officers of the Company, including the Chief Executive Officer;

(b) the adoption or termination of material employee compensation programs;

(c) the adoption of the Company’s annual budget;

(d) the transfer, sale or lease of all or substantially all of the assets of the Company in a single transaction or in a series of related transactions;

(e) the liquidation or dissolution of the Company or a merger in which the Company is not the surviving corporation or stockholders of the Company prior to such merger do not hold at least 51% of the voting power of the Company immediately after such merger;

(f) the sale of greater than $1 million of assets of the Company in the ordinary course of business in a single transaction or a series of related transactions, except for any sale of financial assets or lending activities approved by the Investment Committee;

(g) the sale of greater than $100,000 of assets of the Company outside the ordinary course of business in a single transaction or a series of related transactions;

(h) any acquisition in the ordinary course of business, the consideration for which is greater than $1 million in a single transaction or a series of related transactions, except for any acquisition of financial assets approved by the Investment Committee;

(i) any acquisition outside the ordinary course of business the consideration for which is greater than $100,000 in a single transaction or a series of related transactions;

(j) the incurrence of any individual indebtedness for borrowed money in excess of $1 million, except for indebtedness incurred in the ordinary course of business and approved by the Investment Committee;

(k) enter into any transaction with an Affiliate, other than (i) compensation arrangements with management of the Company, (ii) reimbursement of expenses pursuant to Section 2.11, (iii) the issuance of (but not the amendment or modification of) any Warrants and the issuance of shares of Company Securities upon the exercise thereof, and (iv) as otherwise specifically contemplated by this Agreement, the Restricted Stock Agreements, the Subscription Agreement, the Founders Subscription Agreement and the stock pledge agreements by and between the Company and each of the Management Stockholders and each of the Investors (the “Stock Pledge Agreements”); and

(l) amendments to the Charter;

provided, that, for purposes of this Section 2.09, any Transfer of assets into a special purpose funding vehicle that is an Affiliate of the Company shall be deemed to occur in the ordinary course of business.

SECTION 2.10. Matters Requiring Investor Authorization. Without the consent of Investors holding a majority of the Fully-Diluted Common Stock the Company shall not:

(a) transfer, sell or lease all or substantially all of the assets of the Company in a single transaction or in a series of related transactions;

(b) effect a liquidation or dissolution of the Company or a merger or consolidation in which the Company is not the surviving corporation or stockholders of the Company prior to such merger or consolidation do not hold at least 51% of the voting power of the Company immediately after such merger or consolidation;

(c) sell greater than $200 million of assets of the Company in the ordinary course of business in a single transaction or a series of related transactions;

(d) sell greater than $100 million of assets of the Company outside the ordinary course of business in a single transaction or a series of related transactions;

(e) acquire any assets in the ordinary course of business, the consideration for which is greater than $200 million in a single transaction or a series of related transactions;

(f) acquire any assets outside the ordinary course of business, the consideration for which is greater than $100 million in a single transaction or a series of related transactions;

(g) incur aggregate indebtedness for borrowed money in excess of five (5) times the sum of (i) stockholder equity, determined in accordance with generally accepted accounting principles in the United States and (ii) the total amount of unsatisfied subscription obligations under the Subscription Agreement and Founders Subscription Agreement;

(h) enter into any transaction with an Affiliate, other than (i) compensation arrangements with management of the Company, (ii) reimbursement of expenses pursuant to Section 2.11, (iii) the issuance of (but not the amendment or modification of) any Warrants and the issuance of shares of Company Securities upon the exercise thereof, and (iv) as otherwise specifically contemplated by this Agreement, the Restricted Stock Agreements, the Subscription Agreement, the Founders Subscription Agreement and the Stock Pledge Agreements; and

(i) amendments to the Charter;

provided, that, for purposes of this Section 2.10, any Transfer of assets into a special purpose funding vehicle that is an Affiliate of the Company shall be deemed to occur in the ordinary course of business.

SECTION 2.11. Reimbursement of Expenses. The Company will pay all reasonable out-of-pocket expenses incurred by the members of the Board, the Board Observers, Affiliates and employees of Affiliates thereof incurred by such Persons in connection with traveling to and from and attending meetings of the Board and while conducting business at the request of the Company.

ARTICLE 3

RESTRICTIONS ON TRANSFER

SECTION 3.01. General Restrictions on Transfer.

(a) Each Stockholder understands and agrees that the Company Securities held by him, her or it on the date hereof have not been and will not be registered under the Securities Act and are restricted securities under the Securities Act and the rules and regulations promulgated thereunder. Each Stockholder agrees that he, she or it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any restrictions on Transfer contained in this Stockholders Agreement. Prior to an Initial Public Offering, in addition to other restrictions on Transfer contained herein, no Stockholder shall Transfer any Company Securities to any Person if such Transfer would result in adverse regulatory consequences to the Company, including, without limitation, obligations of the Company to file periodic reports with the SEC under the Exchange Act.

(b) Notwithstanding anything in this Stockholders Agreement to the contrary, no Stockholder shall Transfer any Company Securities to an Adverse Person without the prior written consent of the Company, except pursuant to a bona fide pro rata distribution to the general or limited partners, members or stockholders of such Stockholder subsequent to the Initial Public Offering.

(c) No Stockholder shall be permitted to Transfer Company Securities if such Transfer would result in twenty-five percent (25%) or more of any class of capital stock of the Company being owned by “benefit plan investors” (as that term is defined in the United States Department of Labor “plan assets” Regulation, 29 C.F.R. section 2510.3-101) without the prior written consent of the Company.

(d) Any attempt to Transfer any Company Securities not in compliance with this Stockholders Agreement and any applicable Restricted Stock Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

(e) Any Person that hereafter becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

SECTION 3.02. Legends.

(a) In addition to any other legend that may be required, each certificate for Company Securities issued to any Stockholder shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY UNITED STATES STATE OR FOREIGN SECURITIES LAW.

SUCH SECURITIES MAY NOT BE TRANSFERRED, RESOLD OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, RESALE OR DISPOSITION IS MADE IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE UNITED STATES STATE OR FOREIGN SECURITIES LAWS.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS CONTAINED IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF JUNE 18, 2004, AS MAY BE AMENDED FROM TIME TO TIME, WHICH IS AVAILABLE FOR EXAMINATION BY HOLDERS OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AT THE PRINCIPAL OFFICE OF NOVUS CAPITAL, INC.”

(b) Notwithstanding the foregoing provisions of this Article 3, the restrictions imposed by Section 3.01(a) upon the transferability of the Company Securities relating to the Securities Act and first legend required by Section 3.02(a) shall terminate as to any Company Security (i) when and so long as such Company Security shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such Company Security may be transferred without registration thereof under the Securities Act and that such legend may be removed. Whenever the restrictions imposed by Section 3.01(a) shall terminate as to any Company Security, the Stockholder thereof shall be entitled to receive from the Company, at the Company’s expense, a new Company Security not bearing the first legend set forth in Section 3.02(a).

SECTION 3.03. Restrictions on Transfers by Management Stockholders. In addition to any other restrictions on Transfer contained in this Agreement, no Management Stockholder may Transfer any of his, her or its Company Securities, except in compliance with the terms of any Restricted Stock Agreement and Stock Pledge Agreement to which such Management Stockholder is a party or other agreements pursuant to which such Company Securities were issued. In addition, in connection with any proposed Transfer by a Management Stockholder to a permitted transferee thereunder, as a condition to the effectiveness of such Transfer, the Management Stockholder shall cause any proposed transferee to agree, pursuant to a written agreement reasonably satisfactory to the Company, to take and hold such Company Securities subject to the provisions and upon the conditions specified in this Stockholders Agreement as a Management Stockholder and subject to the terms of any Restricted Stock Agreement and Stock Pledge Agreement to which such Management Stockholder is a party or other agreements pursuant to which such Company Securities were issued.

ARTICLE 4

PREEMPTIVE RIGHTS; OTHER RESTRICTIONS ON TRANSFER

SECTION 4.01. Preemptive Rights.

(a) In case the Company proposes to issue or sell any Company Securities (collectively, the “Offered Securities”), the Company shall, no later than thirty (30) days prior to the consummation of such transaction (a “Preemptive Rights Transaction”), give written notice (the “Offer Notice”) to each Investor of such Preemptive Rights Transaction. The Offer Notice shall describe the proposed Preemptive Rights Transaction, including price and other terms and conditions, and contain an offer (the “Preemptive Rights Offer”) to sell to each such Investor (other than a Defaulting Investor) who certifies (to the reasonable satisfaction of the Company) that such Investor is an Accredited Investor (an “Offeree”), at the price set forth in the Offer Notice, all or part of such Offeree’s pro rata portion of the Offered Securities (which shall be the proportion that the number of shares of Fully-Diluted Common Stock owned by such Investor bears to the number of shares of Fully-Diluted Common Stock owned by all Investors, excluding, for the purposes of such calculation, any shares of Common Stock issuable upon exercise of any Common Stock Equivalents granted pursuant to any employee, officer, or director benefit plan or arrangement). Each such Investor desiring to accept such offer (an “Accepting Holder”) shall provide written notice of such acceptance (the “Acceptance”) within twenty (20) days after its receipt of the Offer Notice. If no Investor provides a valid Acceptance, then the Company may proceed with the proposed issue or sale of the Offered Securities on the terms contained in the Offer Notice free of any right on the part of any Investor under this Section 4.01(a).

(b) If the Investors do not accept all of the Offered Securities pursuant to Section 4.01(a), then the Company shall, within ten (10) days after the expiration of the Acceptance Period, provide written notice (the “Second Offer”) to each Accepting Holder offering to sell the remaining Offered Securities (the “Remaining Securities”) to the Accepting Holders. Each Accepting Holder shall have the right and option for five (5) Business Days after delivery of the Second Offer (the “Second Offer Period”) to agree to purchase his, her or its pro rata portion (which shall be the proportion that the number of shares of Fully-Diluted Common Stock owned by such Accepting Holder bears to the number of shares of Fully-Diluted Common Stock owned by all Accepting Holders who desire to purchase Offered Securities in the Second Offer, excluding, for the purposes of such calculation, any shares of Common Stock issuable upon exercise of any Common Stock Equivalents granted pursuant to any employee, officer, or director benefit plan or arrangement) of the Remaining Securities at the same price and on the same terms contained in the original Offer Notice. Such acceptance shall be made by delivering written notice of such acceptance to the Company prior to the expiration of the Second Offer Period, which notice shall state whether the Accepting Holder desires to purchase shares in excess of its pro rata portion. If upon expiration of the Second Offer Period there are any Remaining Securities, the Company shall offer each Accepting Holder who indicated in its acceptance of the Company’s Second Offer the desire to purchase shares in excess of its pro rata portion of the Second Offer the right and option for one (1) Business Day after delivery of a notice thereof to agree to purchase his, her or its pro rata portion of any Remaining Securities (which shall be the proportion that the number of shares of Fully-Diluted Common Stock owned by such Accepting Holder bears to the number of shares of Fully Diluted Common Stock owned by all such Accepting Holders, excluding for the purposes of such calculation, any shares of Common Stock issuable upon exercise of any Common Stock Equivalents granted pursuant to any employee, officer or director benefit plan or arrangement) at the same price and on the same terms contained in the original Offer Notice. Such acceptance shall be made by delivering written notice of such acceptance to the Company within such one (1) Business Day period. If upon expiration of such period there are Remaining Securities, then the Company may proceed with the proposed issue or sale of such Remaining Securities on the terms contained in the Offer Notice free of any further right on the part of any Stockholder under this Section 4.01(a).

(c) This Section 4.01 shall not apply to (i) issuances or sales of Company Securities to employees, officers, or directors of the Company or any of its Subsidiaries pursuant to employee benefit or similar plans or arrangements of the Company or its Subsidiaries approved by the Board; provided that, such issuances do not exceed fifteen percent (15%) of the fully-diluted Common Stock of the Company as of the date of such issuances (other than any additional issuances contemplated by a previously executed Restricted Stock Agreement, including re-issuances of shares forfeited or repurchased by the Company thereunder, and any additional issuances pursuant to Section 4.07 that would result in issuances in excess of such fifteen percent (15%)), unless such issuance has been approved by Investors holding in the aggregate, a majority of the then outstanding shares of Preferred Stock (or the Common Stock into which such shares have been converted), (ii) issuances or sales of Company Securities upon conversion or exercise of any Common Stock Equivalent that, when issued, was subject to or exempt from the preemptive rights under this Section 4.01, (iii) securities distributed or set aside ratably to all holders of Common Stock and Preferred Stock on a per share basis, (iv) issuances or sales of Company Securities pursuant to a registered underwritten Public Offering, (v) issuances or sales in connection with an arms-length transaction resulting in the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or greater than fifty percent (50%) of the voting power of such other corporation or entity or greater than fifty percent (50%) of the equity ownership of such other corporation or entity, (vi) issuances upon exercise of the Warrants, (vii) issuances upon conversion of the Preferred Stock, (viii) issuances upon conversion of the Class A Common Stock to Common Stock, (ix) issuances or sales to parties that are strategic partners investing in connection with a commercial relationship with the Company or its Subsidiaries or parties that are providing the Company or its Subsidiaries with loans, credit lines, guaranties of indebtedness, cash price reductions or similar transaction, under arrangements, in each case, on an arms-length basis and approved by a majority of the Board, provided that such issuance has been approved by Investors holding in the aggregate, a majority of the then outstanding shares of Preferred Stock (or the Common Stock into which such shares have been converted), or (x) issuances or sales of Preferred Stock to one or more institutional investors in an aggregate amount not to exceed 1,000,000 shares pursuant to a subscription agreement entered into within 180 days after the date hereof on terms and conditions not in any material respect more favorable to such institutional investor(s) than the terms and conditions set forth in the Subscription Agreement (the “Follow-on Offering”). In the event of any issuances or sales of any Company Securities as a unit with any other security of the Company or its Subsidiaries, the preemptive rights under this Section 4.01 shall be applicable to the entire unit rather than only the Company Security included in the unit.

SECTION 4.02. Right of First Offer.

(a) If any Investor (a “Transferor”) desires to Transfer for value any Company Securities, to any Person, the Transferor shall give written notice (the “Transferor’s Notice”) to each other Investor, other than Defaulting Investors (the “Option Holders”) of such proposed Transfer. The Transferor’s Notice shall (i) specify the number and type of Company Securities to be transferred, the consideration to be received therefor, and the other material terms on which the Transferor proposes to Transfer the Company Securities and (ii) contain the offer described in Section 4.02(b).

(b) The Transferor shall offer to sell (the “Option”) such Company Securities to the Option Holders at the same price per share, for the consideration and on the other terms and conditions specified in the Transferor’s Notice. The Option Holders may purchase the Company Securities so offered in the proportions upon which they mutually agree, or, if they are unable to agree upon an allocation of such Company Securities among themselves, then in the proportion that the number of shares of Fully-Diluted Common Stock owned by each Option Holder who desires to participate in the purchase of such shares pursuant to the Option bears to the aggregate number of shares of Fully-Diluted Common Stock owned by all Option Holders who desire to participate in the purchase of such Company Securities pursuant to the Option. The Option may be accepted by one or more of such Option Holders by written notice delivered to the Transferor within twenty (20) days after receipt of the Transferor’s Notice. If the Option is accepted in a manner such that all shares covered by the Transferor’s Notice are to be purchased by the Option Holders, the Transferor shall Transfer all such Company Securities free of all liens and encumbrances (other than restrictions imposed by this Stockholders Agreement) to the respective purchasers thereof within fifteen (15) days after the date such offer is accepted by the Option Holders against delivery by the purchaser of the consideration payable to the Transferor as set forth in the Transferor’s

Notice; provided, however, that if any requisite regulatory approvals have not yet been obtained, such date shall be extended to the date that is five (5) days after the date such approvals are obtained.

(c) Unless, through exercise of the Option, all the shares proposed to be transferred in the Transferor’s Notice are to be acquired by one or more Option Holders, the Transferor may either (i) Transfer the Company Securities subscribed for by the Option Holders at the purchase price stated in the Transferor’s Notice to the Option Holders or (ii) Transfer all or any portion of the Company Securities, subject, if applicable, to Section 4.03, to any other Person at a purchase price no less than the purchase price set forth in the Transferor’s Notice and on terms no less favorable to the Transferor; provided, however, that such Transfer shall occur no later than ninety (90) days after the date of the Transferor’s Notice. If such Transfer does not occur within such ninety (90) day period, then the Company Securities shall be re-offered to the Option Holders under this Section 4.02 prior to any subsequent Transfer pursuant to the terms of this Section 4.02.

(d) This Section 4.02 shall not be applicable to a Transfer by an Investor if such Investor exercises its rights under Section 4.04.

SECTION 4.03. Tag-Along Rights. If at any time an Investor, other than a Management Stockholder holding, as of the date hereof, less than three percent (3%) of the Preferred Stock held by all Management Stockholders as of the date hereof (a “Tag Seller”), desires to Transfer Company Securities in a single transaction or a series of related transactions representing fifty percent (50%) or more of the Fully-Diluted Common Stock held by such Tag Seller, and, if applicable, such Tag Seller does not exercise its rights under Section 4.04 (a “Tag Sale”), the Tag Seller shall deliver to each Investor (other than Defaulting Investors) written notice that shall describe the proposed Transfer and that shall specify the number and type of Company Securities to be transferred, the consideration to be received therefor, the identity of the proposed purchaser thereof and the other terms and conditions of such proposed Transfer (a “Tag Notice”) and shall also state (the “Tag Offer”) that, subject to the rights of Option Holders pursuant to Section 4.02, if then applicable, each Investor (other than Defaulting Investors) may request (by written notice delivered to the Tag Seller within fifteen (15) days after receipt of the Tag Notice) to have included in the proposed Transfer a portion of its Company Securities (on the same basis as being Transferred by the Tag Seller) that represent the product of (i) the number of shares covered by the Tag Notice reduced by any shares to be purchased by an Option Holder pursuant to Section 4.02 multiplied by (ii) a fraction the numerator of which is the number of shares of Fully-Diluted Common Stock held by such Investor and the denominator of which is the aggregate number of all shares of Fully-Diluted Common Stock owned by the Tag Seller and all Investors electing to accept the Tag Offer; provided, however, that if the proposed consideration for such Company Securities includes securities and such transaction is to be effected by a private placement to Accredited Investors, no Investor who is not an Accredited Investor shall have the right to be included in such proposed Transfer. The Tag Offer shall be conditioned upon the execution and delivery by each Investor that accepts the

Tag Offer of all agreements and other documents that the Transferor is required to execute and deliver in connection with such proposed Transfer; provided that no Option Holder shall be required to become subject thereby to an obligation not to compete or similar restrictive covenants. If the Option is not exercised in respect of all Company Securities proposed to be transferred by the Transferor and any Investor shall accept the Tag Offer, the Transferor shall reduce, to the extent necessary, the number of shares of Company Securities it otherwise would have sold in the proposed Transfer so as to permit those Investors who have accepted the Tag Offer to sell the number of shares of Company Securities that they are entitled to Transfer under this Section 4.03. The Tag Sellers and any Investor choosing to participate shall consummate the Transfer in accordance with the terms of such Transfer set forth in the Tag Notice.

SECTION 4.04. Drag Along Rights.

(a) If one or more Investors (a “Drag Seller”) desire to Transfer Company Securities in a single transaction or a series of related transactions that represent more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Common Stock and Preferred Stock, taken together, held by all Investors (a “Drag Sale”), such Drag Sellers shall have the right to require each other Investor (and each other Stockholder in the case of a Transfer in a single transaction or a series of related transactions of all then outstanding shares of Common Stock and Preferred Stock) (each, a “Co-Seller”) to Transfer a portion of its Company Securities that represents the same percentage of the Company Securities held by such Co-Seller as the shares being disposed of by the Drag Sellers represent of the Company Securities held by such Drag Sellers. For example, if the Drag Sellers are selling Company Securities that represent seventy percent (70%) of their then outstanding Company Securities (as if the Preferred Stock was converted into Common Stock on a one-for-one basis), each Co-Seller shall be required to sell Company Securities that represent seventy percent (70%) of its then outstanding Company Securities (as if the Preferred Stock was converted into Common Stock on a one-for-one basis). All Company Securities Transferred by Stockholders pursuant to this Section 4.04 shall be sold at the same price and otherwise treated identically with the Company Securities being sold by the Drag Sellers in all respects; provided that (i) the Co-Sellers shall receive his, her or its pro rata portion of all other forms of consideration of any sort other than the purchase price for such Company Securities, (ii) no Co-Seller will become obligated or liable thereby (whether by agreement to indemnify the purchaser or otherwise) for an amount exceeding the amount of cash or other consideration received by that Co-Seller, (iii) no Co-Seller shall become subject thereby to a covenant not to compete or similar restrictive covenant without such Co-Seller’s consent, and (iv) no Co-Seller shall be required to make any representations and warranties regarding the Company (other than with respect to its ownership of such Company Securities).

(b) Any Drag Seller intending to exercise its rights under this Section 4.04 shall give each Co-Seller at least twenty (20) days’ prior written notice of any such Drag Sale. Each Co-Seller shall take such actions as may be reasonably required and otherwise cooperate in good faith with such Drag Sellers in connection with consummating the Drag Sale (including, without limitation, the voting of any Company Securities to approve such Drag Sale). At the closing of such Drag Sale, each Co-Seller shall deliver certificates, or other applicable documentation, for all Company Securities to be sold by such Co-Seller, duly endorsed for transfer, as applicable, to the purchaser against payment of the appropriate purchase price.

SECTION 4.05. Certain Events Not Deemed Transfers. Sections 4.02 and 4.03 shall not apply to any Corporate Transaction or Public Offering and Sections 4.02, 4.03 and 4.04 shall not apply to any Transfer by a Stockholder of Company Securities to a Permitted Transferee of such Stockholder or in a Public Offering.

SECTION 4.06. Transferees Bound. No Stockholder shall Transfer any Common Stock or Common Stock Equivalents (other than pursuant to a Public Offering or Rule 144, in connection with a Corporate Transaction or a Drag Sale or, following a Public Offering, as a distribution-in-kind to such Stockholder’s partners) unless as a condition to the effectiveness of such Transfer, the Stockholder shall cause any proposed transferee to agree, pursuant to a written agreement reasonably satisfactory to the Company, to take and hold such Company Securities subject to the provisions and upon the conditions specified in this Stockholders Agreement. Additionally, as a condition to the Transfer or issuance of any Company Securities (other than pursuant to a Public Offering), the Company shall cause any proposed transferee to agree, pursuant to a written agreement reasonably satisfactory to the Company, to take and hold such Company Securities subject to the provisions and upon the conditions specified in this Stockholders Agreement.

SECTION 4.07. Management Stockholders Interest. In case the Company proposes to issue any Common Stock, Common Stock Equivalents or other shares of its preferred stock that are entitled to participate with Common Stock or have rights derived from Common Stock, the Board shall use its commercially reasonable efforts to provide management of the Company with economics in any future capital raises equivalent to fifteen percent (15%) of investment profits and/or appreciation attributable to investors in such capital raise, subject to such equity incentives being within the acceptable range given market norms for such an offering and to commercially reasonable restrictions and provisions when granted, each as determined by the Board in good faith, including any such commercially reasonable limitations recommended by the lead managing underwriter in any Public Offering covered by this Section 4.07; provided that this Section 4.07 shall not apply to any issuance or sale of Common Stock or Common Stock Equivalents of the types described in Section 4.01(c) other than clause (iv) thereof; provided, however, with respect to issuances or sales of the type described in clause (ix) thereof, this Section 4.07 will be applicable to issuances or sales thereunder of Common Stock or Common Stock Equivalents for consideration that exceeds $21 million in the aggregate. If recommended by the Board, each Investor agrees to vote its shares in favor of any proposal recommended by the Board pursuant to this Section 4.07. Notwithstanding anything in this Stockholders Agreement to the contrary, no rights or remedies may be exercised by any Management Stockholder with respect to this Section 4.07 or any alleged breach thereof without the written consent of at least a majority of the then outstanding shares of Class A Common Stock (or the Common Stock into which such shares have been converted) held by the Management Stockholders, unless such Management Stockholder is treated under this Section 4.07 in an inconsistent manner with respect to all other Management Stockholders.

SECTION 4.08. Reporting of Transfers to the Company. At such time that an Initial Investor Transfers Company Securities prior to the IRR Release Date in each Restricted Stock Agreement, the Initial Investor shall, within five (5) Business Days of such Transfer, provide the Company, in writing with the following: (i) the identity of the Transferee of such Company Securities, (ii) the type and number of Company Securities Transferred, and (iii) if the Transfer was for cash, the gross and net price per share paid by the Transferee and if the Transfer was for consideration other than cash, the form and total amount of consideration paid. The provisions of Section 8.1 of the Subscription Agreement shall apply to any information furnished to the Company by any Initial Investor pursuant to this Section 4.08.

ARTICLE 5

REGISTRATION RIGHTS

SECTION 5.01. Demand Registration.

(a) At any time after the earlier of (i) three (3) years from the date hereof or (ii) one hundred eighty (180) days after the consummation by the Company of its Initial Public Offering, if the Company shall receive a written request from, in the case of clause (i), Stockholders holding more than forty-nine percent (49%) of the then outstanding Registrable Securities and, in the case of clause (ii), Stockholders holding more than twenty percent (20%) of the then outstanding Registrable Securities (such requesting Persons, the “Requesting Stockholders”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Stockholders’ Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least fifteen (15) Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Stockholders and thereupon shall use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i) all Registrable Securities for which the Requesting Stockholders have requested registration under this Section 5.01, and

(ii) subject to the restrictions set forth in Sections 5.01(e), all other Registrable Securities that any other Stockholders (all such Stockholders, together with the Requesting Stockholders, the “Registering Stockholders”) have requested the Company to register by request received by the Company within thirty (30) Business Days after such Stockholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that no Person may participate in any registration statement pursuant to this Section 5.01(a) unless such Person agrees to sell their Registrable Securities to the underwriters selected as provided in Section 5.05(f) on the same terms and conditions as apply to the Requesting Stockholders; provided, however, that no such Registering Stockholders shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto; and provided, further, that such liability will be limited to, the net amount received by such Person from the sale of his or its Registrable Securities pursuant to such registration;

provided that, subject to Section 5.01(d) hereof, the Company shall not be obligated to effect more than three Demand Registrations (other than short-form registrations on Form S-3 and such additional registrations, if applicable, to provide each Initial Investor with the opportunity to participate in at least one Demand Registration and provided that no Demand Registration shall be made within 180 days of a prior Demand Registration), or any Demand Registration unless the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included by all Registering Stockholders in such Demand Registration are at least (A) $50 million if such Demand Registration would constitute the Initial Public Offering, or (B) $25 million in any Demand Registration other than the Initial Public Offering.

(b) Promptly after the expiration of the thirty (30) Business Day period referred to in Section 5.01(a)(ii) hereof, the Company will notify all Registering Stockholders of the identities of the other Registering Stockholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, a majority of the Requesting Stockholders may revoke such request without liability to any of the other Registering Stockholders, by providing a notice to the Company revoking such request.

(c) The Company shall be liable for and pay all Registration Expenses in connection with each Demand Registration, regardless of whether such Registration is effected.

(d) A Demand Registration shall not be deemed to have occurred:

(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least one hundred twenty (120) days (or such shorter period in which all Registrable Securities of the Registering Stockholders included in such registration have actually been sold thereunder), provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (2) less than seventy-five percent (75%) of the Registrable Securities included in such registration statement have been sold thereunder; or

(ii) if the Demand Maximum Offering Size (as defined below) is reduced in accordance with Section 5.01(e) such that less than fifty percent (50%) of the Registrable Securities of the Requesting Stockholders sought to be included in such registration are included.

(e) If a Demand Registration involves a Public Offering and the managing underwriter advises the Company and the Requesting Stockholders that, in its view, the number of Company Securities that the Registering Stockholders and the Company propose to include in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Demand Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Demand Maximum Offering Size;

(i) first, all Registrable Securities requested to be registered by the Requesting Stockholders (allocated, if necessary for the offering not to exceed the Demand Maximum Offering Size, pro rata among such Requesting Stockholders on the basis of the relative number of Registrable Securities so requested to be included in such registration by each),

(ii) second, all Registrable Securities requested to be included in such registration by any other Registering Stockholders (allocated, if necessary for the offering not to exceed the Demand Maximum Offering Size, pro rata among such other Registering Stockholders on the basis of the relative number of Registrable Securities so requested to be included in such registration by each); and

(iii) third, all Registrable Securities proposed to be registered by the Company.

(f) The Company may defer the filing (but not the preparation) of a registration statement required by Section 5.01 until a date not later than one hundred twenty (120) days after the date which is thirty (30) days after the request to file registration statement if (i) at the time the Company receives the request to register shares, the Company or any of its Subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders, or (ii) prior to receiving the request to register shares, the Board had determined to effect a registered underwritten Public Offering of the Company’s securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering. A deferral of the filing of a registration statement pursuant to this Section 5.01(f) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 5.01(f), the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Requesting Stockholder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 5.01(f) and a general statement of the reason for such deferral and an approximation of the anticipated delay. The Company may defer the filing of a particular registration statement pursuant to this Section 5.01(f) only once.

SECTION 5.02. Piggyback Registration.

(a) If the Company proposes to register any Company Securities under the Securities Act (whether for itself or in connection with a sale of securities by another person, but other than a registration on a Form S-4 in connection with a direct or indirect acquisition by the Company of another Person or a registration on a Form S-8), the Company shall at each such time give prompt written notice at least thirty (30) Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder with rights to participate in such registration of Company Securities hereunder, which notice shall set forth such Stockholder’s rights under this Section 5.02 and shall offer such Stockholder the opportunity to include in such registration statement all or any portion of the Registrable Securities held by such Stockholder (a “Piggyback Registration”), subject to the restrictions set forth herein. Upon the request of any such Stockholder made within ten (10) Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Stockholder), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Stockholders with rights to require registration of Company Securities hereunder, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that if such registration involves a Public Offering, all such Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 5.05(f) on the same terms and conditions as apply to the Company or any other selling stockholders; provided, however, that no such Person shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Person’s ownership of his, her or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Person’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion thereto, and provided, further, that such liability will be limited to, the net amount received by such Person from the sale of his or its Registrable Securities pursuant to such registration. If, at any time after giving notice of its intention to register any Company Securities pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01. The Company shall be liable for and pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

(b) If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Company Securities that the Company and such selling stockholders propose to include in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Piggyback Maximum Offering Size”), the Company shall include in such registration, in the following priority, up to the Piggyback Maximum Offering Size:

(i) first, such number of Company Securities proposed to be registered for the account of the Company, if any, as would not cause the offering to exceed the Piggyback Maximum Offering Size, and

(ii) second, all Registrable Securities requested to be included in such registration by any Stockholders pursuant to Section 5.02 (allocated, if necessary for the offering not to exceed the Piggyback Maximum Offering Size, pro rata among such Stockholders based on their relative number of Registrable Securities requested to be included in the Piggyback Registration).

SECTION 5.03. Registration on Form S-3. If after twelve (12) months following the Initial Public Offering, Stockholders holding more than ten percent (10%) of the then outstanding Registrable Securities request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3), or any similar short-form registration statement, for a public offering of Registrable Securities, the reasonably anticipated gross proceeds of which would exceed $5 million and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, then the Company shall (i) within ten (10) days of the receipt by the Company of such notice, give written notice of such proposed registration to all other holders of Registrable Securities and (ii) as soon as practicable, shall use its best efforts to cause such Registrable Securities to be registered on such form for the offering and to cause such Registrable Securities to be qualified in such jurisdictions as the Requesting Stockholders may reasonably request together with all or such portion of the Registrable Securities of any Registering Stockholders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company. After the Initial Public Offering, the Company will use its best efforts to qualify for and remain eligible to use Form S-3 registration or a similar short-form registration. The provisions of Section 5.05(f) shall be applicable to each registration initiated under this Section 5.03.

SECTION 5.04. Lock-Up Agreements. Unless the lead managing underwriters otherwise agree, each of the Company and the Stockholders agree (and the Company agrees, in connection with any underwritten registration, to use its commercially reasonable efforts to cause its Affiliates to agree) not to effect any public sale or private offer or distribution (other than a distribution-in-kind pro rata to all limited partners of such Stockholder) of any Common Stock or Common Stock Equivalents during the ten (10) Business Days prior to the effectiveness under the Securities Act of any underwritten registration and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed one hundred eighty (180) days) (except, if applicable, as part of such underwritten registration) as the Company and the managing underwriters may agree. Notwithstanding the foregoing, (i) this Section 5.04 shall not apply unless all then officers, directors, stockholders and Affiliates of the Company who own Common Stock representing 1% or more of the outstanding Common Stock of the Company, enter into similar agreements, and (ii) this Section 5.04 shall not apply to any public sale by an Investor or an Affiliate of an Investor of shares of Common Stock acquired in the public market by such Investor or Affiliate subsequent to the Initial Public Offering if such public sale is in the ordinary course of business for such Investor or Affiliate and such Investor or Affiliate has in place screening procedures to ensure that there have not been any communications between the professionals responsible for such public sale and the professionals responsible for the Investor’s investment in the Company or such Investor’s designee on the Board. Any discretionary waiver or termination of the requirements under the foregoing provisions made by the managing underwriters shall apply to each seller of Registrable Securities on a pro rata basis in accordance with the number of Registrable Securities held by each seller.

SECTION 5.05. Registration Procedures. Whenever any Stockholders request that any Registrable Securities be registered pursuant to Section 5.01, 5.02, or 5.03 hereof, subject to the provisions of such Sections, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a) The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than one hundred eighty (180) days (or such shorter period in which all of the Registrable Securities of the Registering Stockholders included in such registration statement shall have actually been sold thereunder); provided, however, that such 180-day period shall be extended for a period of time equal to the period any Stockholder refrains from selling any securities included in such registration at the request of an underwriter and in the case of any registration of Registrable Securities pursuant to Section 5.03 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.

(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Stockholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Registering Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Stockholder holding such Registrable Securities reasonably (in light of such Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.05(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify each Registering Stockholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder and file with the SEC any such supplement or amendment.

(f) Except for a Demand Registration, the Board shall have the right to select the underwriter or underwriters in connection with any Public Offering. In connection with the offering of Registrable Securities pursuant to a Demand Registration, the Requesting Holders of a majority of the Registrable Securities to be registered in a Demand Registration shall select the underwriter or underwriters, provided that such selection shall be subject to the consent of the Board, which consent shall not be unreasonably withheld. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form, provided that the scope of the indemnity contained in such underwriting agreement is not more extensive than the indemnity described in Section 5.07 hereof), provided that such agreements are consistent with this Agreement, and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the NASD. Each Stockholder participating in such underwriting shall also enter into such agreement, provided that the terms of any such agreement are consistent with this Agreement.

(g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.05 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law. Each Stockholder agrees that at the time that such Stockholder is a Registering Stockholder, information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h) The Company shall cause to be furnished to each Registering Stockholder and to each such underwriter, if any, a signed counterpart, addressed to such Stockholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Stockholders or the managing underwriter therefor reasonably requests.

(i) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j) The Company may require each such Registering Stockholder, by written notice given to each such Registering Stockholder not less than twenty (20) days prior to the filing date of such registration statement, to promptly, and in any event within ten (10) days after receipt of such notice, furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time request and such other information as may be legally required in connection with such registration.

(k) Each Stockholder agrees that at the time that such Stockholder is a Registering Stockholder, upon receipt of any written notice from the Company of the occurrence of any event requiring the preparation of a supplement or amendment of a prospectus relating to the Registrable Securities covered by a registration statement that is required to be delivered under the Securities Act so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or to make the statements therein not misleading, such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of a supplemented or amended prospectus, and, if so directed by the Company, such Stockholder shall deliver to the Company all copies, other than any permanent file copies then in such Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.05(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.05(e) hereof to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 5.05(e) hereof.

(l) The Company shall use its reasonable best efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded and if none of the Registrable Securities are so listed, on any securities exchange or quotations system on which similar securities issued by the Company are then listed, and if no Company Securities are listed, on any national securities exchange or on the NASDAQ.

(m) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other reasonable actions to obtain ratings for any Registrable Securities and (iii) otherwise use their reasonable efforts to cooperate as requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

SECTION 5.06. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder, its officers, directors, employees, managers, members, partners and agents, and each Person, if any, who controls any such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation of the Securities Act or Exchange Act, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such prospectus to such Stockholder and it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages.

SECTION 5.07. Indemnification by the Participating Stockholders. Each Stockholder, at the time that such Stockholder is a Registering Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless from and against all Damages the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (i) with respect to information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was available to such Stockholder and would have cured the defect giving rise to such Damages. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Stockholder shall be liable under this Section 5.07 for any Damages in excess of the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate.

SECTION 5.08. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Damages (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

SECTION 5.09. Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties or insufficient in respect of any Damages (other than by reason of the exceptions provided herein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages, as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.09 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.09, no Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate exceeds the amount of any Damages that such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Subject to the foregoing and as among the Stockholders, each Stockholder’s obligation to contribute pursuant to this Section 5.09 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Registering Stockholders and not joint.

SECTION 5.10. Cooperation by the Company. With a view to making available to the Stockholders the benefits of certain rules and regulations of the SEC that may at any time permit the sale of securities to the public without registration, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) furnish to any Stockholder, so long as such Stockholder owns any Registrable Securities, upon request by such Holder, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for a Public Offering), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Stockholder to sell any such securities without registration.

ARTICLE 6

INFORMATION RIGHTS

SECTION 6.01. Reports. At all times until the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act, the Company will furnish to each Initial Investor (for so long as it holds not less than five percent (5%) of the shares that are originally acquired or committed to be acquired by it):

(a) within ninety (90) days (or as soon as practicable thereafter) following the end of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and statements of operations, changes in capital and a statement of cash flows of the Company for such fiscal year, accompanied by an audited report from a nationally-recognized independent public accounting firm selected by the Board in its sole and absolute discretion; and

(b) within forty five (45) days following the end of each of the first three (3) quarters of each fiscal year, a report which shall contain unaudited financial statements with respect to the Company.

SECTION 6.02. Additional Information. For so long as it is entitled to receive the reports contemplated by Section 6.01, the Company will provide any other information reasonably requested by an Initial Investor to assist such Investor in qualifying as a venture capital operating company, provided that it is not unreasonably burdensome for the Company to produce such information. In all cases, such information shall be subject to the requirements of Section 6.03.

SECTION 6.03. Confidentiality. Unless otherwise approved by the Board, each Stockholder other than Management Stockholders that are party to a Restricted Stock Agreement (any Management Stockholder that is party to a Restricted Stock Agreement will be subject to the confidentiality provisions thereof) will maintain the confidentiality of non-public information furnished by the Company and received by such Stockholder pursuant to this Stockholders Agreement by using the same degree of care, but no less than a reasonable degree of care, as such Stockholder uses to protect its own confidential information (including procedures relating to information sharing with Affiliates), except:

(a) to the extent required by the National Association of Insurance Commissioners, applicable law, rule or regulation, including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject; provided that, except with respect to a requirement of the National Association of Insurance

Commissioners or with respect to the disclosure of the Subscription Agreement and the agreements contemplated thereby entered into by such Stockholder, such Stockholder gives the Company prompt notice of such requests, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Stockholder shall cooperate with such efforts by the Company, at the Company’s expense); or

(b) to directors, trustees, employees, representatives and advisors of such Stockholder and his, her or its Affiliates that require the information and that are informed of the confidential nature of the information and agree to keep it confidential.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01. Binding Effect; Assignability; Benefit.

(a) This Stockholders Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns; provided that, rights granted to any Stockholder hereunder may only be assigned in connection with a Transfer in accordance with the terms of this Stockholders Agreement; and provided further that, rights granted to Capital Z, Corsair and Northwestern pursuant to Article 2 hereof will only be assigned to and enforceable by, a Stockholder to the extent such are specifically assigned in connection with a Transfer of Company Securities. Any Stockholder that ceases to own beneficially any Company Securities shall cease to be bound by, and no longer entitled to the benefits of, the terms hereof (other than (i) the provisions of Sections 5.05, 5.06, 5.07 and 5.08 applicable to such Stockholder with respect to any offering of Registrable Securities completed before the date such Stockholder ceased to own any Company Securities, (ii) the provisions of Section 6.03 for two years after such Stockholder ceases to own beneficially any Company Securities, and (iii) Article 7).

(b) Nothing in this Stockholders Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Stockholders Agreement.

SECTION 7.02. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, sent by reputable overnight courier service, or sent by facsimile transmission,

If to the Company, to:

Novus Capital, Inc.

75-101 Federal Street

Suite 1900

Boston, MA 02110

Attention: Timothy J. Conway

Facsimile: (617) 848-4300

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

34th Floor

Boston, MA 02110

Attention: James R. Westra, Esq.

Facsimile: (617) 772-8333

If to the Investors, at their respective addresses set forth in Schedule A.

If to any Management Stockholder, to such Management Stockholder at the Company’s address listed above,

with a copy to:

Dechert LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

Attention: Cindy Williams, Esq.

Facsimile: (617) 426-6567

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by personal delivery, whether courier or otherwise or by reputable overnight courier, made within two (2) Business Days after the date of such facsimile transmissions.

SECTION 7.03. Waiver; Amendment; Termination.

(a) Except as otherwise provided herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege. No provision of this Stockholders Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. Except as otherwise provided herein, no provision of this Stockholders Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and Investors holding more than sixty-six and two thirds percent (66 2/3%) of the then outstanding Common Stock, Class A Common Stock and Preferred Stock held by Investors; provided, however, that any amendment or modification of this Stockholders Agreement shall apply to all Stockholders in a consistent manner; and provided further, however, that (a) any amendment or modification of this Stockholders Agreement that (1) treats the Management Stockholders as a group in an inconsistent manner with respect to all other Stockholders or (2) that changes Sections 3.03, 4.07, 6.03 or this Section 7.03 in a manner adverse to the Management Stockholders shall require the consent of the Management Stockholders holding, in the aggregate, not less than 66 2/3% of the then outstanding shares of Class A Common Stock (or the Common Stock into which such shares have been converted) held by the Management Stockholders and (b) any amendment or modification of this Stockholders Agreement that treats a Stockholder individually in an inconsistent manner with respect to all other Stockholders shall require the consent of such Stockholder.

(b) This Stockholders Agreement shall terminate on the earlier to occur of (i) the closing of a Qualified IPO (provided that Article 5 shall survive the closing of a Qualified IPO until the earliest to occur of an event otherwise specified in this Section 7.03(b) and Section 4.03 shall survive until the earlier of (A) the first anniversary of a Qualified IPO and (B) such time that thirty percent (30%) of the Fully Diluted Common Stock is publicly held) or (ii) the consummation of a Drag Sale, sale of all or substantially all of the assets of the Company, or a Corporate Transaction or Transfer of more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Class A Common Stock, Common Stock and Preferred Stock (provided that Article 3 shall survive such transactions and Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06 and 4.08, Article 5, Article 6 and Article 7 shall survive such transactions with respect to any Stockholder so long as it holds five percent (5%) of the shares that are originally acquired or committed to be acquired by it); provided that, in any such case, the provisions of Sections 5.06, 5.07, 5.08, 5.09 applicable to a Stockholder with respect to any offering of Registrable Securities completed before such termination and this Article 7 shall survive such termination.

(c) Notwithstanding the foregoing, upon any Person becoming a party to this Stockholders Agreement as a “Management Stockholder,” Schedule A shall be amended to reflect the addition of such Management Stockholder.

(d) All of the Warrants are in substantially the same form. The Company shall not consent to the revision, amendment or alteration of any of the Warrants or waive any of its rights pursuant to any Warrant unless (i) the same revision, amendment, alteration or waiver of rights shall apply to all Warrants or (ii) such revision, amendment, alteration or waiver of rights will not have the effect of establishing rights or reducing obligations for the holder of such Warrant in a manner more favorable in any material respect to such holder than the rights and obligations of all other holders of Warrants.

SECTION 7.04. Subsequent Registration Rights. The Company shall not enter into any agreement with respect to any Company Securities that grants or provides holders of such Company Securities with registration rights that have terms more favorable than the registration rights granted to holders of the Registrable Securities in this Stockholders Agreement unless similar rights are granted to holders of Registrable Securities in this Stockholders Agreement.

SECTION 7.05. Fees and Expenses. Each party shall pay its own costs and expenses incurred in connection with the preparation and execution of this Stockholders Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby and all matters related hereto. In any action or proceeding brought to enforce any provision of this Stockholders Agreement, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

SECTION 7.06. Governing Law. This Stockholders Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

SECTION 7.07. Jurisdiction. Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the nonexclusive jurisdiction of the United States District Court for the Southern District of New York, or any New York State court sitting in New York City in connection with any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Stockholders Agreement or the transactions contemplated hereby, so long as one of such courts shall have subject matter jurisdiction over any relevant suit, action or proceeding, and each of the parties hereby waives any defense of forum non conveniens and any objection to venue laid therein and agrees to be bound by any judgment rendered thereby arising under, out of, in respect of or in connection with this Stockholders Agreement. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

SECTION 7.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.09. Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Stockholders Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Stockholders Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Stockholders Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

SECTION 7.10. Entire Agreement. This Stockholders Agreement and any exhibits and other documents referred to herein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

SECTION 7.11. Spouses. This Stockholders Agreement must be executed by the spouse (if any) of each Stockholder who is individual and a resident of a community property state (which, at the date hereof, are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Puerto Rico, Texas, Washington or Wisconsin). By executing this Stockholders Agreement, such spouse acknowledges that she or he has read this Stockholders Agreement and knows its contents and agrees to be bound in all respects by the terms of this Stockholders Agreement to the same extent as the Stockholders. Each such spouse further agrees that should she or he predecease the Stockholder to whom she or he is married or should she or he become divorced from such Stockholder, any of the Company Securities which such spouse may own or in which she or he may have any interest shall remain subject to all of the restrictions and to all of the rights of the Stockholders contained in this Stockholders Agreement.

SECTION 7.12. Severability. If any term, provision, covenant or restriction of this Stockholders Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Stockholders Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Stockholders Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 7.13. Counterparts; Effectiveness. This Stockholders Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NOVUS CAPITAL, INC.

By:	/s/ Timothy J. Conway
Timothy J. Conway Chief Executive Officer

Signature Page to the

Stockholders Agreement

INVESTORS:

SHAWMUT EQUITY PARTNERS L.P.
By:	Shawmut Capital Partners, LLC,
its General Partner

By:	/s/ Daniel K. Doyle
Daniel K. Doyle
Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Mark E. Kishler
Name:	Mark E. Kishler
Title:	Its Authorized Representative

Signature Page to the

Stockholders Agreement

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

By:	Capital Z Partners, L.P.,
its general partner

By:	Capital Z Partners, Ltd.,
its general partner

By:	/s/ Mani A. Sadeghi
Name:	Mani A. Sadeghi
Title:	Vice President

CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.

By:	Capital Z Partners, L.P.,
its general partner

By:	Capital Z Partners, Ltd.,
its general partner

By:	/s/ Mani A. Sadeghi
Name:	Mani A. Sadeghi
Title:	Vice President

Signature Page to the

Stockholders Agreement

J.P. MORGAN CAPITAL, L.P.

By:	J.P. Morgan Capital Management Company,
L.P., as General Partner

By:	J.P. Morgan Capital Management Company, L.L.C., as General Partner

By:	J.P. Morgan Investment Partners, L.P.,
as Sole Member

By:	J.P. Morgan Capital Corporation,
as General Partner

By:	/s/ Scott K. Kraemer
Name:	Scott K. Kraemer
Title:	Asst. Secretary and VP

J.P. MORGAN CORSAIR II CAPITAL PARTNERS, L.P.

By:	Corsair II, L.P., as General Partner

By:	Corsair II, L.LC., as General Partner

By:	/s/ D.T. Ignacio Jayanti
Name:	D.T. Ignacio Jayanti
Title:	President

Signature Page to the

Stockholders Agreement

OZ MASTER FUND, LTD.

By:	OZ Management, L.L.C.,
its investment manager

By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	Senior Managing Member

Signature Page to the

Stockholders Agreement

MANAGEMENT STOCKHOLDERS:

/s/ Timothy J. Conway
Timothy J. Conway

/s/ Peter Schmidt-Fellner
Peter Schmidt-Fellner

/s/ Philip Burnaman
Philip Burnaman

/s/ J. Daniel Adkinson
J. Daniel Adkinson

/s/ David Dobies
David Dobies

/s/ Timothy Shoyer
Timothy Shoyer

/s/ John Frishkopf
John Frishkopf

/s/ Scott Poirier
Scott Poirier

/s/ William Mallon
William Mallon

/s/ Robert Clemmens
Robert Clemmens

/s/ Thomas Calhoun
Thomas Calhoun

/s/ Mark Cordes
Mark Cordes

/s/ David Roberts
David Roberts

Signature Page to the

Stockholders Agreement

SCHEDULE A

STOCKHOLDERS OF THE COMPANY

Investor Name and Address	Shares of Series A Convertible Preferred Stock
Capital Z Financial Services Fund II, L.P. c/o Capital Z Management, Inc. 54 Thompson Street New York, NY 10012	5,968,200

Capital Z Financial Services Private Fund II, L.P. c/o Capital Z Management, Inc. 54 Thompson Street New York, NY 10012	31,800

J.P. Morgan Corsair II Capital Partners, L.P. 277 Park Avenue, 23rd Floor New York, NY 10172	4,620,000

J.P. Morgan Capital, L.P. 277 Park Avenue, 23rd Floor New York, NY 10172	1,380,000

OZ Master Fund, Ltd. 9 West 57th Street, 39th Floor New York, NY 10019 Attn: Joel M. Frank, Chief Financial Officer Fax: (212) 790-0150	5,000,000

The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue Milwaukee, WI 53202 Attn: Randy Ralph (Fax: 414-665-7124) Nance Sarver (Fax: 414-625-6998) Elizabeth Lentini (Fax: 414-625-5653)	2,750,000

Shawmut Equity Partners L.P. 75 Federal Street, 18th Floor Boston, MA 02110	750,000

Investor Name and Address	Shares of Series A Convertible Preferred Stock
Timothy Conway 12 Sanderson Lane Weston, MA 02193	142,500

Peter Schmidt-Fellner 308 Mansfield Ave. Darien, CT 06820	85,000

Philip Burnaman 347 Nod Hill Road Wilton, CT 06897	70,000

J. Daniel Adkinson 181 Margemere Drive Fairfield, CT 06824	10,000

David Dobies 11 Trinity Terrace Newton, MA 02459	27,000

Timothy Shoyer 17 Kress Farm Road Hingham, MA 02043	34,000

John Frishkopf 47 Milford Street #3 Boston, MA 02118	38,000

Scott Poirier 109 St. Botolph Street #2 Boston, MA 02115	25,000

William Mallon 683 Strawberry Hill Road Concord, MA 01742	20,000

Robert Clemmens 13 Ridgecrest Road Stamford, CT 06903	24,500

Thomas Calhoun 199 Park Street West Roxbury, MA 02132	14,500

Investor Name and Address	Shares of Series A Convertible Preferred Stock
Mark Cordes 223 Chestnut Street North Andover, MA 01845	6,250

David Roberts 562 Mass Ave. #1 Boston, MA 02118	3,250

Management Stockholder	Shares of Common Stock
Timothy Conway 12 Sanderson Lane Weston, MA 02193	1,135,811

Peter Schmidt-Feltner 308 Mansfield Ave. Darien, CT 06820	797,060

Philip Bumaman 347 Nod Hilt Road Wilton, CT 06897	557,942

J. Daniel Adkinson 181 Margemere Drive Fairfield, CT 06824	159,412

David Dobies 11 Trinity Terrace Newton, MA 02459	159,412

Timothy Shoyer 17 Kress Farm Road Hingham, MA 02043	159,412

John Frishkopf 47 Milford Street #3 Boston, MA 02118	159,412

Scott Poirier 109 St. Botolph Street #2 Boston, MA 02115	159,412

William Mallon 683 Strawberry Hill Road Concord, MA 01742	119,559

Robert Clemmens 13 Ridgecrest Road Stamford, CT 06903	119,559

Thomas Calhoun 199 Park Street West Roxbury, MA 02132	59,780

Management Stockholder	Shares of Common Stock
Mark Cordes 223 Chestnut Street North Andover, MA 01845	19,927

David Roberts 562 Mass Ave. #1 Boston, MA 02118	9,963